Exhibit 99.1 FOR IMMEDIATE RELEASE
Green Plains Completes $200 Million Convertible Note Exchange and Subscription Transactions

OMAHA, Neb. October 28, 2025 - (BUSINESS WIRE) - Green Plains Inc. (NASDAQ:GPRE) today announced the completion of separate, privately negotiated exchange agreements with certain of the holders of its existing 2.25% Convertible Senior Notes due 2027 (the “2027 Notes”) to exchange (the “exchange transactions”) $170 million aggregate principal amount of the 2027 Notes for $170 million of newly issued 5.25% Convertible Senior Notes due November 2030 (the “2030 Notes”). Additionally, Green Plains today announced the completion of separate, privately negotiated subscription agreements pursuant to which it issued $30 million of 2030 Notes for $30 million in cash (the “subscription transactions”). $200 million in aggregate principal amount of the 2030 Notes is now outstanding, and $60 million in aggregate principal amount of the 2027 Notes remains outstanding with existing terms unchanged.

The company used approximately $30 million of the net proceeds from the subscription transactions to repurchase approximately 2.9 million shares of its common stock from certain holders participating in the exchange transactions and subscription transactions.

The 2030 Notes will bear interest at a rate of 5.25% per year, payable on May 1 and November 1 of each year, beginning May 1, 2026. The notes will be general senior, unsecured obligations of the company.

On or after November 1, 2028, and on or before the 25th scheduled trading day immediately before the maturity date, the company may redeem the 2030 Notes in whole or in part, but only if (i) the 2030 Notes are “Freely Tradable” (as defined in the 2030 Notes Indenture) as of the date the company sends the related redemption notice and all accrued and unpaid additional interest, if any, has been paid in full as of the first interest payment date occurring on or before the date the company sends such notice; and (ii) the last reported sale price per share of the company’s common stock exceeds 130% of the Conversion Price (as defined in the 2030 Notes Indenture) on (1) each of at least 20 trading days, whether or not consecutive, during the 30 consecutive trading days ending on, and including, the trading day immediately before the date the company sends such redemption notice; and (2) the trading day immediately before the date the company sends such notice. The redemption price will equal 100% of the principal amount of the 2030 Notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date. In addition, if the company calls the 2030 Notes for redemption, a Make-Whole Fundamental Change will be deemed to occur. As a result, the company will, in certain circumstances, increase the Conversion Rate for holders who convert their 2030 Notes after the company delivers a notice of redemption and before the close of business on the business day immediately preceding the relevant redemption date. The company may not elect to redeem less than all of the outstanding 2030 Notes unless at least $75.0 million aggregate principal amount of 2030 Notes are outstanding and not subject to redemption as of the time the company sends the related redemption notice.

The 2030 Notes will be convertible, at the option of the holders, into consideration consisting of, at the company’s election, cash, shares of the company’s common stock, or a combination of cash and stock (and cash in lieu of fractional shares). However, before May 1, 2030, the notes will not be convertible unless certain conditions are satisfied. The initial conversion rate of the 2030 Notes will be 63.6132 shares of the company’s common stock per $1,000 principal amount of 2030 Notes (equivalent to an initial conversion price of approximately $15.72 per share of the company’s common stock), representing an approximately 50% premium over the last reported sale price of the company’s common stock on Nasdaq on October 21, 2025. The conversion rate will be subject to adjustment upon the occurrence of certain events. In addition, the company may be obligated to increase the conversion rate for any conversion that occurs in connection with certain corporate events, including the company’s calling the 2030 Notes for redemption.

Neither the 2030 Notes, nor any shares of the company's common stock issuable upon conversion of the 2030 Notes, have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the U.S. absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the 2030 Notes, the company's common stock potentially issuable upon conversion of the 2030 Notes or any other securities, and will not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Green Plains Inc.
Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company advancing the transition to a low-carbon world through the production of renewable fuels and sustainable, high-impact ingredients. The company leverages agricultural, biological, and fermentation expertise to transform annually renewable crops into low-carbon energy and sustainable feedstocks. Green Plains is actively deploying carbon capture and storage (CCS) solutions at three of its facilities this year. Through innovation and operational excellence, Green Plains is reducing the carbon intensity of its products while delivering value to stakeholders.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the completion, terms, and expected benefits of the exchange and financing transaction. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target,” “trajectory,” “focus,” “work to,” “attempt,” “pursue,” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. Forward-looking statements are based on current expectations and assumptions that involve risks and uncertainties, many of which are beyond the company’s control, and actual results may differ materially from those expressed or implied. Factors that could cause actual results to differ materially include risks related to the company’s ability to complete the transaction as expected, the performance of its business, economic and market conditions, and other risks described in the “Risk Factors” section of Green Plains’ Annual Report on Form 10-K for the year ended December 31, 2024, and in subsequent filings with the Securities and Exchange Commission. Green Plains undertakes no obligation to update any forward-looking statements, except as required by law.

Green Plains Inc. Contact
Investors and Media: 402.884.8700 | investor@gpreinc.com
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